EXHIBIT 10.45

PUGET SOUND ENERGY, INC.

SUPPLEMENTAL DEATH BENEFIT PLAN

FOR EXECUTIVE EMPLOYEES

Effective October 1, 2000

PUGET SOUND ENERGY, INC.

SUPPLEMENTAL DEATH BENEFIT PLAN

FOR EXECUTIVE EMPLOYEES

Effective October 1, 2000

PURPOSE

The growth and success of Puget Sound Energy, Inc. (the "Company") depends on its ability to attract and retain the services of executive employees of the highest competence, and to provide incentives that motivate the continued and effective service and contributions of such employees.  The purpose of this Plan is to advance the interests of the Company and its shareholders through a supplemental death benefit plan designed to attract, motivate and retain such executive employees and to acknowledge the Company's appreciation for the executives services during his or her lifetime.  This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

1.           DEFINITIONS

For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless a different meaning is clearly indicated by the context:

1.1.	Beneficiary

"Beneficiary" means the person, trust or other entity designated by the Participant pursuant to Section 3.2 who is or may become entitled to receive a benefit under this Plan in the event of the Participant's death.

1.2.	Board

"Board" means the board of directors of the Company.

1.3.	Code

"Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.4.	Company

"Company" means Puget Sound Energy, Inc., a Washington corporation, and any successor to all or substantially all of the Company's assets or business.

1.5.	Earnings

"Earnings" means annual base salary plus target incentive bonus (as of the earlier of a Participant's death or termination of employment), before any deferrals or reductions under a Code Section 401(k) plan, Code Section 125 cafeteria plan or a nonqualified deferred compensation plan, but excluding any long-term incentive compensation.  Amounts paid after the Participant ceases to be an active Participant in this Plan shall not be taken into account, unless the Company specifically decides otherwise.

1.6.	Employee

"Employee" means an individual who is an employee of any Employer.

1.7.	Employer

"Employer" means the Company and shall include any of its subsidiaries at any tier (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in this Plan and that have adopted this Plan.

1.8.	ERISA

"ERISA" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.9.	Normal Commencement Date

"Normal Commencement Date" has the same meaning as set forth in the SERP.

1.10.	Normal Retirement Date

"Normal Retirement Date" has the same meaning as set forth in the Retirement Plan.

1.11.	Participant

"Participant" means any Employee who is eligible to participate in this Plan.  Participation in this Plan shall be limited to a select group of management and highly compensated Employees chosen by the Board in its discretion.  A spouse or former spouse of a Participant shall not be treated as a Participant even if such spouse has an interest in the Participant's benefits under this Plan.  An Employee shall continue to be treated as a Participant if he or she retires subsequent to the Retirement Date and is otherwise eligible for a benefit pursuant to Section 3.1(b).

1.12.	Pension Benefit

"Pension Benefit" means, as to a Participant, the annual annuity amount payable under the Retirement Plan plus the annual annuity amount payable under the SERP.  The annual annuity amount for purposes of calculating the Pension Benefit shall be zero if (a) a Participant elects and is paid a single-sum form of benefit under the Retirement Plan or the SERP, as applicable, or (b) a Participant elects and receives a transfer of his or her SERP benefit from the SERP to the Puget Sound Energy, Inc. Deferred Compensation Plan for Key Employees (or its successor).

1.13.	Plan

"Plan" means this Supplemental Death Benefit Plan for Executive Employees, as it may be amended from time to time.

1.14.	Plan Year

"Plan Year" means, except for the first Plan Year, a period beginning on January 1 of each year and continuing through December 31 of such year.

1.15.	Retirement Date

"Retirement Date" means the earlier of the Normal Commencement Date or the Normal Retirement Date.

1.16.	Retirement Plan

"Retirement Plan" means the Retirement Plan for Employees of Puget Sound Energy, Inc.

1.17.	SERP

"SERP" means the Puget Sound Energy, Inc. Supplemental Executive Retirement Plan.

2.           PARTICIPATION

2.1.	Enrollment Requirements

A Participant shall complete and return to the Company an enrollment form, beneficiary designation, and such other materials as the Company may request, within 30 days after becoming eligible to participate in this Plan.

2.2.	When Participation Begins

A Participant shall commence participation in this Plan on the first day of the month following the month in which the Participant completes all enrollment requirements.  A Participant who does not meet the requirements within the time specified in Section 2.1 shall not be eligible to participate in this Plan until the first day of the Plan Year following delivery to the Company of the required forms.

2.3.	When Participation Ends

A Participant's participation in this Plan shall end on the earliest of the dates set forth below:

(a)	The date this Plan is terminated under Article 4;

(b)	The date he or she no longer qualifies as a Participant; and

(c)	The date of his or her death.

3.           PAYMENT OF BENEFITS

3.1.	Benefit Amount

In the event a Participant dies after the termination of his or her employment with all Employers (due to retirement or any other reason), but such termination occurs before the Retirement Date, neither the Participant nor his or her Beneficiary shall be entitled to a benefit under this Plan.

(a)	Pre-Retirement Benefit

In the event a Participant dies before the termination of his or her employment with all Employers, the Beneficiary shall be paid a single sum amount equal to two times Earnings, determined as of the date of the Participant's death and reduced by the amount of the core life insurance payable pursuant to any Employer-sponsored group life insurance plan.  No other benefit shall be payable under this Plan.

(b)	Post-Retirement Benefit

In the event a Participant dies after retiring from all Employers and such retirement was subsequent to his or her Retirement Date, the Beneficiary shall be paid a single sum amount equal to one times the amount of the annualized Pension Benefit.  No other benefit shall be payable under this Plan.

3.2.	Designation of Beneficiary

The Participant shall designate a Beneficiary or Beneficiaries who, upon his or her death, will receive payment of the benefit under this Plan.  All Beneficiary designations shall be in writing and on a form prescribed by the Company for such purpose, and any such designation shall only be effective if and when delivered to the Company during the lifetime of the Participant.  The Participant may from time to time during his or her lifetime change a designated Beneficiary or Beneficiaries by filing a new beneficiary designation form with the Company.  If a designated Beneficiary dies after the Participant, but before the Plan benefit relating to such Beneficiary has been paid, such benefit shall be paid to such Beneficiary's estate.  In the event the Participant shall fail to designate a Beneficiary or Beneficiaries with respect to the Plan benefit, or if for any reason such designation shall be ineffective, in whole or in part, or if no designated Beneficiary survives the Participant, any payment that otherwise would have been paid to such Beneficiary shall be paid to the Participant's estate, and, in such event, such estate shall be the Beneficiary with respect to such payment.

4.           TERMINATION, AMENDMENT OR MODIFICATION

4.1.	Termination

Although the Company anticipates that it will continue this Plan for an indefinite period of time, it reserves the right to terminate this Plan at any time.  This Plan will automatically terminate if the Company is legally dissolved, files for liquidation under the Bankruptcy Code or merges with, consolidates with or sells substantially all of its assets to another entity and the Company is not the surviving entity (unless the Company's successor in interest expressly agrees in writing to assume this Plan or the liabilities hereunder).

4.2.	Amendment

The Company may, at any time, amend or modify this Plan in whole or in part; provided, that no amendment or modification of this Plan shall affect the rights of any Participant to a monthly benefit under Article 3 that is due and owing at the time of the amendment or modification.

4.3.	Effect of Payment

The full payment of the benefit under Article 3 shall completely discharge all obligations of all Employers to a Participant under this Plan.

5.           ADMINISTRATION

The Company shall administer this Plan.  The Company expressly reserves the right to interpret in its sole discretion any ambiguities in this Plan regarding eligibility or benefits.  The decisions or actions of the Company with respect to the administration, interpretation and application of this Plan and the rules and regulations hereunder shall be final and conclusive and shall be binding on all persons having any interest in this Plan.

6.           CLAIMS PROCEDURES

6.1.	Presentation of Claim

Any Participant or Beneficiary (such Participant or Beneficiary being referred to in this Article 6 as a "Claimant") may deliver to the Company a written claim for a determination with respect to the amounts distributable to such Claimant from this Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after the Claimant received such notice.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

6.2.	Notification of Decision

The Company shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

(a)	That the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)	That the Company has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination. Such notice shall state:

(i)	the specific reason(s) for the denial of the claim, or any part of it; and

(ii)	specific reference(s) to pertinent provisions of this Plan upon which such denial was based.

6.3.	Legal Action

Compliance with the foregoing provisions of this Article 6 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

7.           MISCELLANEOUS

7.1.	Status of Plan

This Plan is intended to be a welfare plan within the meaning of DOL Regulation Section 2520.104-24.  This Plan shall be administered and interpreted in a manner consistent with those intentions.

7.2.	Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.  For purposes of the payment of benefits under this Plan, any and all of the Company's assets shall be, and remain, the general, unpledged unrestricted assets of the Company.  The Company's obligation under this Plan shall consist solely of an unfunded and unsecured promise to pay money in the future.

7.3.	Company's Liability

The Company's liability for the payment of benefits shall be defined only by this Plan.  The Company shall have no obligation to a Participant under this Plan except as expressly provided in this Plan.

7.4.	Nonassignability

Neither a Participant nor a Beneficiary nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable under this Plan, or any part thereof.  All of such rights are expressly declared to be unassignable and nontransferable.  None of the amounts payable under this Plan shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise.

7.5.	Furnishing Information

A Participant shall cooperate with the Company by furnishing any and all information requested by the Company and shall take such other actions as may be requested in order to facilitate the administration of this Plan and the payments of benefits hereunder, including, but not limited to, taking such physical examinations (at the Company's expense) as the Company may deem necessary.

7.6.	Captions

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

7.7.	Governing Law

Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Washington, without regard to its conflict of laws principles, except to the extent preempted by ERISA or by other federal law.

7.8.	Successors

The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.

7.9.	Validity

If any provision of this Plan shall be found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

7.10.	Insurance

The Company, on its own behalf and in its sole discretion, may apply for and procure insurance related to this Plan and in such amounts and in such forms as the Company may choose.  The Company shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to which the Company has applied for insurance.

IN WITNESS WHEREOF, the Company has executed this Plan as of the effective date set forth above.

PUGET SOUND ENERGY, INC.

By:

     Name:

     Title: